Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Hill International, Inc. and Subsidiaries on Form S-3 to be filed on or about July 27, 2011 of our report dated March 11, 2011, on our audit of the consolidated financial statements and financial statement schedules, and the effectiveness of Hill International Inc.’s internal control over financial reporting, which report was included in the Annual Report on Form 10-K filed March 11, 2011. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

Edison, New Jersey July 27, 2011